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Exhibit 99.1

HEALTHTRONICS SURGICAL SERVICES, INC. 1841 West Oak Parkway, Suite A, Marietta, Georgia 30062	NEWS RELEASE
FOR IMMEDIATE RELEASE
December 11, 2001
Contacts:	Argil J. Wheelock, Chief Executive Officer Martin J. McGahan, Chief Financial Officer
Phone:	(800) 464-3795 (770) 419-0691
Fax:	(770) 419-9490
Web Site:	www.healthtronics.com

HealthTronics Surgical Services, Inc. Completes Litho Group, Inc. Acquisition to More than Double in Size, Becoming Largest Provider of Lithotripsy Services in the U.S.

MARIETTA, GA, December 11, 2001—HealthTronics Surgical Services, Inc. (Nasdaq: HTRN), a leading provider of non-invasive surgical services to the urologic and orthopaedic communities, today announced completion of the purchase of Litho Group, Inc., a wholly owned subsidiary of Integrated Health Services Inc., for $42.5 million in cash and the assumption of $2.8 million in debt.

Litho Group, the second largest provider of lithotripsy services in the country, provides services in 47 locations to over 150 hospitals and surgery centers in 15 states. Litho Group's unaudited revenues for the twelve months ended September 30, 2001 were $55.4 million, with unaudited earnings before interest, taxes, depreciation and amortization (EBITDA) and after minority interest of $16 million.

The transaction was financed through a $50 million senior credit facility provided by Bank of America. Debt assumed in the transaction is secured by equipment in the operating partnerships and is funded from the operating cash flows generated by the partnerships. HealthTronics intends to sell a portion of the partnership interests in each of the acquired operating partnerships, the proceeds of which will be used to pay down debt obtained for the acquisition.

"This transaction represents a major milestone in the growth of HealthTronics, doubling our size, and strategically and financially reshaping our company," commented Dr. Argil Wheelock, Chairman and Chief Executive Officer of HealthTronics Surgical Services. "With our new physician partners, HealthTronics has become the largest provider of lithotripsy services in the country. Our combined companies are currently booking over $90 million in annualized revenues, and approximately $23 million in EBITDA after minority interest. We now have over 1,500 urologists performing approximately 36,000 lithotripsy treatments annually at 100 locations in 30 states. This means that HealthTronics is currently working with approximately 1 out of every 5 urologists in the country, giving us the opportunity to leverage these relationships into additional business opportunities."

"The acquisition of Litho Group significantly improves the operating and financial profile of our company," continued Dr. Wheelock, "creating a larger and stronger operating entity with increased capacity for growth. We remain comfortable with our EPS target for 2001 and we expect the acquisition will provide the momentum for us to reach the top end of our 30% to 50% annual earnings per share growth target in 2002."

"Importantly, with our increased cash flow, we will now be able to fund more aggressive growth of our orthopaedic business as we file for additional clinical applications for the OssaTron® orthopaedic shock wave device from the Food and Drug Administration (FDA). The OssaTron®, our proprietary orthopaedic shock wave device is the only FDA-approved device of its kind and continues to gain clinical acceptance for the treatment of plantar fasciitis or heel spurs. We have filed an application with the FDA for Pre-Market Approval for the treatment of tennis elbow, which we hope to receive in the first part of next year. We will be mounting an expanded marketing campaign for the treatment of these two indications. Our future activities in orthopaedic services can now clearly be accelerated by our expanded physician network and increased corporate and financial capabilities."

"In total," Dr. Wheelock concluded, "we are extremely pleased with the new company HealthTronics has become, and the opportunities for continued financial, operating and clinical growth that lie ahead."

HealthTronics was advised by CannonGate Partners, LLC with respect to this acquisition.

A conference call will be held for the investment community on Tuesday, December 11, 2001 at 4:30 p.m. (EDT) to discuss the acquisition. The conference call will be webcast live and can be accessed via the Company's website at http://www.healthtronics.com. An online archive of the conference call will be available for replay until December 31, 2001 following the live broadcast. Those who wish to participate in the conference call may dial in at 1-888-334-7880.

HealthTronics Surgical Services, Inc. provides urologic and orthopaedic services to patients in thirty-five states. As a result of the transaction, the company has equity and/or management interests in 100 kidney lithotripsy locations, many of which use the company's proprietary lithotripter, the LithoTron®. In orthopaedics, HealthTronics is involved in 42 Orthotripsy® operations with the OssaTron®, a proprietary orthopaedic shock wave device. The company received FDA approval for the OssaTron® orthopaedic shock wave device in October of 2000 to treat plantar fasciitis, or heel spurs, and has recently submitted an application to the FDA for Pre-Market Approval to treat tennis elbow.HealthTronics is also involved in preclinical trials for additional chronic orthopaedic conditions. More information can be found at www.healthtronics.com.

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties or other factors which may cause actual results, performance or achievements of HealthTronics Surgical Services to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference, include, but are not limited to those discussed in the Management's Discussion and Analysis of Financial Condition and Results of Operations in the company's Annual Report on Form 10-KSB for the year ended December 31, 2000, and in subsequent documents filed by HealthTronics Surgical Services with the Securities and Exchange Commission.

/s/ MARTIN J. MCGAHAN Martin J. McGahan

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  Exhibit 99.1